UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                                 SEC File Number

                                                                         0-11331

                    NOTIFICATION OF LATE FILING                     CUSIP Number

                                                                     713 75 T104


(Check One):  [ ]  Form 10-K and Form 10-KSB   [ ]  Form 20-F     [ ]  Form 11-K
              [X]  Form 10-Q and form 10-QSB   [ ]  Form N-SAR

              For  Period  Ended:  March  31, 1996
              [ ]  Transition Report on Form 10-K
              [ ]  Transition Report on Form 20-F
              [ ]  Transition Report on Form 11-K
              [ ]  Transition Report on Form 10-Q
              [ ]  Transition Report on Form N-SAR
              Form the Transition Period  Ended:________________________________


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       Read Instruction Sheet Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification  relates to a portion of the filing checked above,  identify the Item (s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

PERFORMANCE INDUSTRIES, INC.
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Full Name of Registrant

N/A
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Former Name if Applicable

2425 E. CAMELBACK RD. , SUITE #620
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Address of Principal Executive Office (Street and Number)

PHOENIX, AZ  85016
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City, State and Zip Code

PART II - RULES 12b-25 (b) and (c)

If the subject could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)      The subject  annual  report,  semi-annual  report,  transition report on Form 10-K, Form 11-K, or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-2S (c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K and form 10-KSB, 11-K, 20-F, 10-Q and form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period.

Due to a reduction in staff, the sale of a subsidiary, and the closure of one unit of the restaurant group, there has been a delay in completing the financial statements and management discussion and analysis which cannot be resolved without hardship.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

         Jim Brown                                (602)           912-0300
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          (Name)                                 (Area Code)  (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15 (d) of the Securities Exchange Act of 1934 or Section 30 of the Investment company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report (s).

                                              [X]  Yes         [   ]  No
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(3)      Is it anticipated that any significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                              [X]  Yes         [   ]  No

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narrantively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made. See below.

         The Company's loss for the second quarter is in excess of $1,000,000. The loss results from the closure of one restaurant unit and the write off of $450,000 in assets related hereto, higher interest costs and the discount of a note receivable in exchange for an immediate cash payment.

                          PERFORMANCE INDUSTRIES, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                            PERFORMANCE INDUSTRIES, INC.

DATE:    August 15, 1996

                                            /s/ James W. Brown
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                                            James W. Brown